Exhibit 10.13

FIRST AMENDMENT

THIS FIRST AMENDMENT (this “Amendment”) is made and entered into as of the 22nd day of April, 2004, by and between EOP-INDUSTRIAL PORTFOLIO, L.L.C., a Delaware limited liability company (“Landlord”), and RACKABLE SYSTEMS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant are parties to that certain Lease dated November 27, 2001 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 13,240 rentable square feet (the “Original Premises”) described as 721 Charcot Avenue, which is part of the building located at 721-751 Charcot Avenue (the “Original Building”) in the project known as Charcot Business Park in San Jose, California.

B.	Tenant and Landlord agree to relocate Tenant from the Original Premises to approximately 43,450 rentable square feet of space described as 1933 and 1971 Milmont Road, which is part of the building located at 1909-1971 Milmont Road, Milpitas, California (the “Substitution Building”), as shown on Exhibit A attached hereto (the “Substitution Space”). The Substitution Building is located in the project commonly known as Dixon Landing North I (the “Substitution Project”) in Milpitas, California, which project currently consists of the Substitution Building and the single story building located at 411-431 Dixon Landing Road.

C.	The Lease by its terms shall expire on January 31, 2007 (“Prior Termination Date”), and the parties desire to extend the Term, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Substitution.

A.	Effective as of the Substitution Effective Date (defined in Section II.A below), the Substitution Space is substituted for the Premises and, from and after the Substitution Effective Date, the Premises, as defined in the Lease, shall be deemed to mean the Substitution Space. Effective as of the Substitution Effective Date, (i) Exhibit B of the Lease shall be deleted in its entirety and replaced with Exhibit A attached hereto, (ii) the Building, as defined in the Lease, shall be deemed to mean and refer to the Substitution Building, and the Project, as defined in the Lease, shall be deemed to mean and refer to the Substitution Project.

B.	The Term for the Substitution Space shall commence on the Substitution Effective Date and, unless sooner terminated pursuant to the terms of the Lease, shall end on the Extended Termination Date (as hereinafter defined). The Substitution Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Substitution Space.

C.	Effective as of the Substitution Effective Date, the Lease shall be terminated with respect to the Original Premises, except pursuant to those provisions which expressly survive such termination. Tenant shall vacate the Original Premises

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on or prior to the date that is five (5) business days after the Substitution Effective Date (such date that Tenant is required to vacate the Original Premises being referred to herein as the “Original Premises Vacation Date”) and return the same to Landlord in “broom clean” condition and otherwise in accordance with the terms and conditions of the Lease, including but not limited to Paragraph 36 of the Lease.

II.	Substitution Effective Date; Possession. The “Substitution Effective Date” shall be the later to occur of (i) July 1, 2004 (the “Target Substitution Effective Date”), and (ii) the date upon which the Substitution Landlord Work (as defined in the Work Letter attached as Exhibit B hereto (the “Work Letter”)) in the Substitution Space has been Substantially Completed (as defined below); provided however, that if Landlord shall be delayed in Substantially Completing the Substitution Landlord Work in the Substitution Space as a result of the occurrence of a Tenant Delay (as defined in Section 2 of the Lease), then, for purposes of determining the Substitution Effective Date, the date of Substantial Completion shall be deemed to be the day that said Substitution Landlord Work would have been Substantially Completed absent any such Tenant Delay(s).

The Substitution Space shall be deemed to be “Substantially Completed” on the later of (a) the date that Landlord reasonably determines that all Substitution Landlord Work has been performed (or would have been performed absent any Tenant Delay(s)), other than any details of construction, mechanical adjustment or any other matter, the nonperformance of which does not materially interfere with Tenant’s use of the Substitution Space, and (b) the date Landlord receives from the appropriate governmental authorities, with respect to the Substitution Landlord Work constructed by Landlord or its contractors in the Substitution Space, all approvals necessary for the occupancy of the Premises, if any. The adjustment of the Substitution Effective Date and, accordingly, the postponement of Tenant’s obligation to pay Rent for the Substitution Space shall be Tenant’s sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Substitution Space not being ready for occupancy by Tenant on the Target Substitution Effective Date. During any period that the Substitution Effective Date is postponed and Tenant’s obligation to pay Rent for the Substitution Space is correspondingly postponed, Tenant shall continue to be obligated to pay Rent for the Original Premises in accordance with the terms of the Lease. Upon Landlord’s request, Tenant shall promptly execute and return to Landlord a “Start-Up Letter” in which Tenant shall agree, among other things, to acceptance of the Substitution Space and to the determination of the Substitution Effective Date in accordance with the terms of this Amendment, but Tenant’s failure or refusal to do so shall not negate Tenant’s acceptance of the Substitution Space or affect determination of the Substitution Effective Date.

Tenant’s acceptance of the Substitution Space shall be subject to Landlord’s obligation to correct portions of the Substitution Landlord Work as set forth on a construction punch list prepared by Landlord and Tenant in accordance with the terms hereof. Within 15 days after Substantial Completion of the Substitution Landlord Work, Landlord and Tenant shall together conduct an inspection of the Substitution Space and prepare a “punch list” setting forth any portions of the Substitution Landlord Work that are not in conformity with the Substitution Landlord Work as set forth in the Work Letter. Landlord, as part of the Substitution Landlord Work, shall use good faith efforts to correct all such items in a reasonable time following the completion of the punch list. The creation of a “punch list” shall not affect the Substitution Effective Date.

III.	Extension. The Term of the Lease is extended for a period of 29 months and shall expire on June 30, 2009 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

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IV.	Base Rent. As of the Substitution Effective Date, the schedule of Base Rent set forth in the Lease shall be deleted and the Base Rent payable with respect to the Premises during the remainder of the current Term and the Extended Term shall be the following:

Period of Term	Annual Rate Per Square Foot	Monthly Base Rent
07/01/04 – 06/30/05	$10.26	$37,149.75
07/01/05 – 06/30/06	$10.54	$38,163.58
07/01/06 – 06/30/07	$9.55	$34,578.96
07/01/07 – 06/30/08	$9.84	$35,629.00
07/01/08 – 06/30/09	$10.13	$36,679.04

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

Landlord and Tenant acknowledge that the foregoing schedule is based on the assumption that the Substitution Effective Date is the Target Substitution Effective Date. If the Substitution Effective Date is other than the Target Substitution Effective Date, the schedule set forth above with respect to the payment of any installment(s) of Base Rent for the Substitution Space shall be appropriately adjusted on a per diem basis to reflect the actual Substitution Effective Date and the actual Substitution Effective Date shall be set forth in a confirmation letter to be prepared by Landlord. However, the effective date of any increases or decreases in the Base Rent rate shall not be postponed as a result of an adjustment of the Substitution Effective Date as provided above.

Notwithstanding anything in this Section IV or the Lease to the contrary, so long as Tenant is not in default under the Lease, as amended hereby, Tenant shall be entitled to an abatement of a portion of Tenant’s Base Rent in the amount of $32,587.50 per month for two consecutive full calendar months immediately following the Substitution Effective Date (the “Base Rent Abatement Period”). The total amount of Base Rent abated during the Base Rent Abatement Period shall equal $65,175.00 (the “Abated Base Rent”). During the Base Rent Abatement Period, only Base Rent shall be abated, and all Additional Rent and other costs and charges specified in the Lease, as amended hereby, shall remain as due and payable pursuant to the provisions of the Lease, as amended hereby.

V.	Additional Security Deposit. Upon Tenant’s execution hereof, Tenant shall pay Landlord the sum of $50,000.00 which is added to and becomes part of the Security Deposit, if any, held by Landlord as provided under Section 19 of the Lease as security for payment of Rent and the performance of the other terms and conditions of the Lease by Tenant. Accordingly, simultaneous with the execution hereof, the Security Deposit is increased from $15,888.00 to $65,888.00.

VI.	Tenant’s Proportionate Share. For the period commencing with the Substitution Effective Date and ending on the Extended Termination Date, Tenant’s Proportionate Share of the Project (as amended hereunder to mean the Substitution Project) is amended to be 36.5141%.

VII.	Operating Expenses. For the period commencing with the Substitution Effective Date and ending on the Extended Termination Date, Tenant shall pay for Tenant’s Proportionate Share of Operating Expenses applicable to the Premises in accordance with the terms of the Lease, as amended hereby. Effective as of the Substitution Effective Date, Tenant’s Proportionate Share of Operating Expenses is estimated to be $8,690.00 per month.

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VIII.	Improvements to Substitution Space.

A.	Condition of Substitution Space. Tenant has inspected the Substitution Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in Section VIII.B below and in the Work Letter.

B.	Responsibility for Improvements to Substitution Space. Landlord shall perform Improvements to the Substitution Space in accordance with the Work Letter. Landlord also shall be responsible for the removal from the Substitution Space of all garbage, furniture and equipment (other than the FF&E, as described in Section XII.F below) left behind by the prior tenant, including without limitation the existing thermal chamber, prior to the Substitution Effective Date.

Landlord shall be responsible for defects in the Substitution Landlord Work (as defined in the Work Letter) of which Tenant notifies Landlord to the extent that the correction of such defects is covered under valid and enforceable warranties given Landlord by contractors or subcontractors performing the Substitution Landlord Work. Landlord, at its option, may pursue such claims directly or assign any such warranties to Tenant for enforcement.

In addition, Landlord, at its sole cost and expense (except to the extent properly included in Expenses), shall be responsible for correcting any violations of the Americans with Disabilities Act, or of building and fire codes applicable to and as enforced as of the date hereof with respect to the Substitution Space, arising out of the construction of the Substitution Landlord Work; provided that Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law. Landlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment. Notwithstanding the foregoing, Tenant, not Landlord, shall be responsible for the correction of any violations in the Substitution Space that arise out of or in connection with any claims brought under any provision of the Americans with Disabilities Act other than Title Ill, the specific nature of Tenant’s business In the Substitution Space, the acts or omissions of Tenant, its agents, employees or contractors, Tenant’s arrangement of any furniture, equipment or other property in the Substitution Space, any repairs, alterations, additions or improvements performed by or on behalf of Tenant (other than the Substitution Landlord Work) and any design or configuration of the Substitution Space specifically requested by Tenant after being informed that such design or configuration may not be in strict compliance with the Americans with Disabilities Act or with applicable building or fire codes.

Landlord shall be responsible, at Landlord’s sole expense, for repairing any failures of the plumbing, electrical, fire sprinkler, lighting and HVAC systems serving the Substitution Space of which Tenant notifies Landlord within ninety (90) days following the Substitution Effective Date, provided that such repairs are not required due to Tenant’s negligence or mishandling of such systems or equipment.

IX.	Early Access to Substitution Space. If Tenant takes possession of the Substitution Space before the Substitution Effective Date, such possession shall be subject to the terms and conditions of the Lease, as amended hereby, and Tenant shall pay Rent to Landlord for each day of possession before the Substitution Effective Date. However, except for the cost of any special services requested by Tenant, Tenant shall not be required to pay Rent for any days of possession before the Substitution Effective Date

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during which Tenant, with the approval of Landlord, enters or is in possession of the Substitution Space for the sole purpose of installing telecommunications and data cabling, equipment, furnishings, security systems and other personalty. Subject to the terms of this Section IX, following the full execution of this Amendment by all parties and Tenant’s delivery to Landlord of the additional Security Deposit in accordance with Section V of this Amendment, Landlord grants Tenant the right to enter the Substitution Space, at Tenant’s sole risk, solely for the purpose of installing telecommunications and data cabling, equipment, furnishings, security systems and other personalty in the Substitution Space, provided that such entry and installations by or on behalf of Tenant do not interfere with Landlord’s construction of the Substitution Landlord Work. Landlord may withdraw such permission to enter the Substitution Space prior to the Substitution Effective Date at any time that Landlord reasonably determines that such entry by Tenant is causing a dangerous situation for Landlord, Tenant or their respective contractors or employees, or if Landlord reasonably determines that such entry by Tenant is hampering or otherwise preventing Landlord from proceeding with the completion of the Substitution Landlord Work at the earliest possible date.

X.	Holding Over. If Tenant continues to occupy the Original Premises after the Original Premises Vacation Date (as defined in Section I above), such occupancy shall be deemed holding over and shall be subject to the provisions of Section 25 of the Lease.

XI.	Renewal Option.

A.	Grant of Option; Conditions. Tenant shall have the right to extend the Extended Term (the “Renewal Option”) for one additional period of 5 years commencing on the day following the Extended Termination Date and ending on the fifth anniversary of the Extended Termination Date (the “Renewal Term”), if:

1.	Landlord receives notice of exercise (“Initial Renewal Notice”) not less than 9 full calendar months prior to the expiration of the Extended Term and not more than 12 full calendar months prior to the expiration of the Extended Term; and

2.	Tenant is not in default under the Lease, as amended hereby, beyond any applicable cure periods at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice (as defined below); and

3.	No part of the Premises is sublet (other than pursuant to a Permitted Transfer, as defined in Paragraph 21.F of the Lease) at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice; and

4.	The Lease has not been assigned (other than pursuant to a Permitted Transfer, as defined in Paragraph 21.F of the Lease) prior to the date that Tenant delivers its Initial Renewal Notice or prior to the date Tenant delivers its Binding Notice.

B.	Terms Applicable to Premises During Renewal Term.

1.	The initial Rent rate per rentable square foot for the Premises during the Renewal Term shall equal 95% of the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises. Rent during the Renewal Term shall increase in accordance with the increases assumed in the determination of Prevailing Market rate. Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of Paragraph 6 of the Lease.

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2.	Tenant shall pay Additional Rent (i.e. Operating Expenses) for the Premises during the Renewal Term in accordance with Paragraph 7 of the Lease, and the manner and method in which Tenant reimburses Landlord for Tenant’s Proportionate Share of Operating Expenses shall be some of the factors considered in determining the Prevailing Market rate for the Renewal Term.

C.	Procedure for Determining Prevailing Market. Within 30 days after receipt of Tenant’s Initial Renewal Notice, Landlord shall advise Tenant of the applicable Rent rate for the Premises for the Renewal Term. Tenant, within 15 days after the date on which Landlord advises Tenant of the applicable Rent rate for the Renewal Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 15 day period, Tenant’s Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Renewal Term. Upon agreement, Tenant shall provide Landlord with Binding Notice and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, If Landlord and Tenant fail to agree upon the Prevailing Market rate within 30 days after the date Tenant provides Landlord with the Rejection Notice, Tenant, by written notice to Landlord (the “Arbitration Notice”) within 5 days after the expiration of such 30 day period, shall have the right to have the Prevailing Market rate determined in accordance with the arbitration procedures described in Section D below. If Landlord and Tenant fail to agree upon the Prevailing Market rate within the 30 day period described and Tenant fails to timely exercise its right to arbitrate, Tenant’s Renewal Option shall be deemed to be null and void and of no further force and effect.

D.	Renewal Amendment. If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Rent, Extended Term, Extended Termination Date and other appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after receipt of the Binding Notice and Tenant shall execute and return the Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Renewal Term as described herein, an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

E.	Arbitration Procedure.

1.	If Tenant provides Landlord with an Arbitration Notice, Landlord and Tenant, within 5 days after the date of the Arbitration Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Renewal Term (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than 105% of the lower of such Estimates, then Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not resolved by the exchange of Estimates, then, within 7 days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two

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Estimates most closely reflects the Prevailing Market rate for the Premises during the Renewal Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least 5 years experience within the previous 10 years as a real estate appraiser working in the Milpitas, California area, with working knowledge of current rental rates and practices. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

2.	Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises during the Renewal Term. If either Landlord or Tenant fails to appoint an appraiser within the 7 day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market within 20 days after their appointment, then, within 10 days after the expiration of such 20 day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e. arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within 14 days, the arbitrator shall make his determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises. If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

3.	If the Prevailing Market rate has not been determined by the commencement date of the Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the initial Term for the Premises until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the Renewal Term for the Premises. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within 30 days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.

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F.	Definition of Prevailing Market. For purposes of this Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and industrial buildings comparable to the Building in Milpitas, California. The determination of Prevailing Market shall take into account any material economic differences between the terms of the Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease.

XII.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

A.	Landlord’s Notice Address. Landlord’s Notice Address, as set forth in the Basic Lease Information of the Lease, is hereby deleted in its entirety and replaced by the following:

“Landlord:	With a copy to:

EOP-INDUSTRIAL PORTFOLIO, L.L.C.	Equity Office
1740 Technology Drive, Suite 150	One Market, Spear Tower, Suite 600
San Jose, California 95110	San Francisco, California 94105
Attn: Property Manager - Dixon Landing	Attention: San Francisco Regional Counsel”

B.	Landlord’s Remittance Address. Landlord’s Remittance Address, as defined in the Basic Lease Information of the Lease, is hereby deleted in its entirety. Rent shall be made payable to the entity, and sent to the address, Landlord designates from time to time.

C.	Tenant’s Addresses. Effective as of the Substitution Effective Date, Tenant’s Notice Address and Tenant’s Billing Address as set forth in the Basic Lease Information of the Original Lease are hereby replaced with the following:

Rackable Systems, Inc.

1933 Milmont Road

Milpitas, California 95035

D.	Parking Density. As of the Substitution Effective Date, the Parking Density, as defined in the Basic Lease Information of the Lease, is hereby revised to be 3.5 spaces per 1,000 rentable square feet of the Premises.

E.	Deletion. Exhibit C (Lease Improvement Agreement) of the Lease is hereby deleted in its entirety and of no further force and effect.

F.	Quitclaim of Personal Property. Upon execution and delivery of this Amendment and receipt of the additional Security Deposits required under Section V, Landlord shall execute a Quitclaim Bill of Sale (the “Quitclaim”) to Tenant for consideration of $1.00 from Tenant for the furnishings, fixtures and equipment located in the Substitution Space as of the date of this Amendment and listed on Exhibit C hereto (collectively, the “FF&E”). The Quitclaim shall be

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without representation or warranty as to title, condition, or suitability or fitness for Tenant’s use. Tenant shall be fully responsible for assessing the FF&E for Tenant’s use. Following Landlord’s execution and delivery of the Quitclaim to Tenant, the FF&E shall be considered Tenant’s property for all purposes under the Lease, as amended hereby.

G.	Assignment of Lease; Release. Tenant represents that on December 23, 2002, the entity formerly known as “Rackable Systems, Inc.” (“OldCo”) assigned its rights, interest and obligations under the Lease to Tenant, and Tenant assumed all of the obligations of OldCo under the Lease, pursuant to the terms and conditions of that certain Assignment and Assumption Agreement dated December 23, 2002 (“Assignment Agreement”)[1]. Pursuant to Section 21.F of the Lease, Landlord received notice of such assignment (as proposed) pursuant to that certain letter agreement dated December 18, 2002 (“Letter Agreement”)[2]. Tenant further represents that at the time the transaction described in the Letter Agreement occurred, the conditions set forth in Items 1 through 4 of the Letter Agreement were satisfied as described therein. Pursuant to the terms of the Assignment Agreement and the last sentence of Section 21.F of the Lease, OldCo (and now its founders and shareholders because OldCo has been dissolved) remained liable to Landlord for the obligations and liabilities of the tenant under the Lease. In consideration for entering into this Amendment, Landlord hereby releases, waives and discharges OldCo and its founders and shareholders (including, without limitation, Giovanni Coglitore, Nikolai Gallo and Jack Randall), from any and all claims, actions, causes of action, suits, debts, liens, demands, contracts, liabilities, agreements, costs, expenses, or losses of any type, whether known or unknown, fixed or contingent, which heretofore have existed or now exist or may in the future exist by reason of any act, omission or matter, based on any fact or circumstance from the beginning of time to the effective date of this Agreement, which arises out of or relates to the Lease; provided that the foregoing shall not apply to any claims, if any, that may arise out of the relationship of any of the foregoing founders and shareholders to Tenant following the date of the Assignment Agreement. Notwithstanding anything to the contrary contained herein, Tenant hereby acknowledges and agrees that the Lease, as modified by this Amendment, is hereby reaffirmed, ratified, and confirmed in its entirety, and Tenant represents that Tenant has assumed all of the obligations of “tenant” under the Lease effective as of the effective date of the original Lease.

XIII.	Miscellaneous.

A.	This Amendment, including Exhibit A (Outline and Location of Substitution Space) and Exhibit B (Work Letter), sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Substitution Space, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

[1]	Once OldCo assigned its rights, interest and obligations under the Lease to Tenant and dissolved, Tenant changed its name to “Rackable Systems, Inc.”
[2]	Although Section 21.F of the Lease required Tenant to give Landlord at least 15 days prior written notice of the proposed assignment of the Lease, Landlord waived such notice requirement pursuant to the terms of the Letter Agreement.

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C.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

E.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F.	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Cornish & Carey Commercial (“Tenant’s Broker”). Tenant agrees to indemnify and hold Landlord and the other Landlord Related Parties harmless from all claims of any brokers other than Broker claiming to have represented Tenant in connection with this Amendment. CPS Realty (“Landlord’s Broker”) represents only Landlord in this transaction. Equity Office Properties Management Corp. (“EOPMC”) is an affiliate of Landlord and also represents only the Landlord in this transaction. Any assistance rendered by any agent or employee of EOPMC in connection with this Amendment or any subsequent amendment or modification hereto has been or will be made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant. Landlord agrees to indemnify and hold Tenant and each of the other Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment, including Landlord’s Broker and EOPMC. Landlord agrees to pay brokerage commissions to Landlord’s Broker and to Tenant’s Broker in accordance with the terms of separate written agreements to be entered into between Landlord and such Brokers.

G.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

[SIGNATURES ARE ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

EOP-INDUSTRIAL PORTFOLIO, L.L.C., a Delaware limited liability company

By:	EOP Operating Limited Partnership, a Delaware limited partnership, its sole member

	By:	Equity Office Properties Trust, a Maryland real estate investment trust, its general partner

		By:	/s/ John W. Petersen
		Name:	John W. Petersen
		Title:	Regional Senior Vice President

TENANT:

RACKABLE SYSTEMS, INC., a Delaware corporation

By:	/s/ Todd R. Ford
Name:	Todd R. Ford
Title:	CFO

32-0047154
Tenant’s Tax ID Number (SSN or FEIN)

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EXHIBIT A

OUTLINE AND LOCATION OF SUBSTITUTION SPACE

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EXHIBIT B

WORK LETTER

This Exhibit is attached to and made a part of the Amendment by and between EOP-INDUSTRIAL PORTFOLIO, L.L.C. (“Landlord”), and RACKABLE SYSTEMS, INC. (“Tenant”) for space in the Building located at 1909-1971 Milmont Road, Milpitas, California.

As used in this Work Letter, the “Premises” shall be deemed to mean the Substitution Space, as defined in the Amendment to which this Work Letter is attached (the “Amendment”). Capitalized terms not defined herein shall have the meaning given to such terms in the Amendment.

1.	Landlord shall perform improvements to the Premises substantially in accordance with the plans prepared by AP+I Design, Inc., dated December 15, 2003 (Sheet No. SP.4), and most recently revised April 22, 2004 (the “Plans”), including the 4 page document titled “Tenant Improvements rev 3 (03-12-2004) 1933 & 1971 Milmont Drive, Fremont” also attached both as Exhibit D “Substitution Landlord Work.” In addition, Landlord shall remove the metal container, cement pad, and associated appurtenances (collectively, the “Container”) that as of the date of the Amendment is blocking the grade level rollup door to the Premises, so that the grade level rollup door will be usable for shipping (the “Removal Work”). The improvements to be performed by Landlord in accordance with the Plans and the Removal Work are hereinafter referred to collectively as the “Substitution Landlord Work.” It is agreed that construction of the Substitution Landlord Work will be completed on a “turnkey” basis at Landlord’s sole cost and expense, subject to the terms of Paragraphs 2 and 3 below, using Building Standard methods, materials and finishes. Landlord shall enter into a direct contract for the Landlord with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Substitution Landlord Work. Subject to Section VlII.B of the Amendment, Landlord’s supervision or performance of any work for or on behalf of Tenant shall not be deemed a representation by Landlord that such Plans or Working Drawings (as defined in Paragraph 2 below) or any revisions thereto comply with applicable insurance requirements, building codes, ordinances, laws or regulations, or that the improvements constructed in accordance with the Plans and Working Drawings and any revisions thereto will be adequate for Tenant’s use, it being agreed that Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment).

2.	Notwithstanding anything in Paragraph 1 to the contrary, Tenant shall be responsible for, and shall remit to Landlord within 10 business days after written demand, costs incurred by Landlord in connection with the following, and any sales and use taxes incurred thereon: (a) all architectural fees and costs in connection with the Landlord Work commencing as of the preparation of working drawings derived from the Plans (“Working Drawings”), including any revisions thereto requested by Tenant as provided in Paragraph 3 below, provided that Landlord shall be responsible for architectural fees and costs incurred prior to the development of the Working Drawings, including the cost of the Plans; (b) all structural engineering costs; (c) the cost of any special inspections required, including but not limited to for structural or concrete work; (d) all permitting fees; and (e) all costs arising out of work on the HVAC systems specially serving the “burn-in” room, but not costs relating to other HVAC systems generally serving the Premises.

3.	If Tenant shall request any revisions to the Plans or the Working Drawings, Landlord shall have such revisions prepared at Tenant’s sole cost and expense as provided in Paragraph 2 above. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost in the Substitution Landlord Work, if any, resulting

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from such revisions, and of Landlord’s reasonable estimate of the number of days of Tenant Delay that will arise from such revisions to the Landlord Work. Tenant, within one (1) business day, shall notify Landlord in writing whether it desires to proceed with such revisions. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested revision. Tenant shall be responsible for any Tenant Delay (as defined In the Lease) in completion of the Premises resulting from any revision to the Plans. If such revisions result in an increase in the cost of Substitution Landlord Work, such increased costs, plus any applicable state sales or use tax thereon, shall be payable by Tenant within 10 business days after written demand. Notwithstanding anything herein to the contrary, all revisions to the Plans or Working Drawings shall be subject to the approval of Landlord.

4.	This Work Letter shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

14.

EXHIBIT C

FURNITURE, FIXTURES AND EQUIPMENT

•	Furniture located in existing kitchen area

•	Microwaves located in existing kitchen area

•	Break Buzzer

•	Security cameras

•	Lockers

15.

EXHIBIT D

SUBSTITUTION LANDLORD WORK

FINALIZED SPACE PLAN - 04.22.04

RACKABLE SYSTEMS
1933 MILMONT DR., MILPITAS, CA

AP + I DESIGN, 200 BLOSSOM LANE
MOUNTAIN VIEW, CA 94041 650.254.1444 FAX: 650.254.1411

JOB NO.:	04044
DATE:	12.15.03
SCALE:	N.T.S.

SK.1

16.

Tenant Improvements rev 3 (03-12-2004)

1933 & 1971 Milmont Drive, Fremont

Improvements at Landlord Expense

1.	Tanks, cement pad, etc which is blocking the grade level rollup door, so that the grad level rollup door is usable for shipping.

2.	Remove all furniture, equipment and garbage (except the following: furniture in Kitchen, microwaves in kitchen, break buzzer, securing cameras, lockers) Removal to including Thermal chamber & all other unsecured stuff that previous tenant left.

3.	Repair HVAC to operating condition per third party audit of condition

4.	Existing power is 3,000 amps 277/480v

Improvements From Tenant Allowance

6.	All changes per drawing Milmont_Rackable_20040312.dwg:

6.1.	add/delete walls

6.2.	adjust HVAC ducting to accommodate new offices and space changes

6.3.	fencing per print – use as much existing fencing as possible

6.4.	replace all ESD tile in manufacturing and inventory area with ESD epoxy/paint. The wall mold will have to be re-installed after the floor is installed. See Note 1 for details.

6.5.	two Edge of Dock Lever (located per drawing). See Note 2 for details.

6.6.	cut hole in wall and install trash compactor access door in location shown on drawing

7.	New electrical

7.1.	Electrical buss for “burn-in” area. See Note 3 for details.

7.2.	Electrical drops down to work benches after benches are installed by Rackable:

7.2.1.	24 dedicated 20amp 120v circuits (production area)

7.2.2.	8 dedicated 20amp 120v circuits (RMA area)

7.2.3.	3 dedicated 20amp 120v circuits to 4-plex outlet in ceiling above stockroom kitting tables

7.3.	Labs

7.3.1.	SE/Support Lab: 6x L6-30 208/220v dedicated circuits and 12x 5-20R 120v dedicated circuits in 4-plex gang box

7.3.2.	Gio Lab: 1x L6-30 208/22v dedicated circuits and 2x 5-20R 120v dedicated circuits in 4-plex gang box

7.3.3.	Demo Lab: 8x L6-30 208/220v dedicated circuits and 2x 5-20R 120v 4-plex gang box

7.3.4.	Engineering Lab: 1x L6-30 208/22v dedicated circuits and 2x 5-20R 120v dedicated circuits in 4-plex gang box

7.4.	Electrical to forklift (located near receiving area) 1x 30amp 3phase 220v.

7.5.	All breakers to be labeled. Outlets in manufacturing and labs to be labeled to designate panel number and breaker number.

7.6.	Provide cad drawing of electrical layout.

8.	Demolition/Things to remove:

8.1.	Venting ducts not attached to anything in the manufacturing and inventory area

8.2.	Remove chilled water /nitrogen/ up to the ceiling. Electrical sub-panels in these same 4 locations. The water equipment against the wall.

8.3.	Remove & re-use fencing per print

8.4.	Electrical buss on floor in inventory area

8.5.	ADT system and attached power

8.6.	Remove transformer in manufacturing near kitchen and sub-panel on far side of building that it attaches to.

9.	Lighting & Ceiling Tiles:

9.1.	Replace all florescent lights in Manufacturing and Inventory with new bright white bulbs.

9.2.	Install in 2 locations, single switch that turns on all manufacturing and inventory lights. Install Relay Timer so manufacturing and inventory lights automatically turn off and on at a specified time.

9.3.	Hallway, Conference Rooms, New Cube Area shall have ceiling lights of the “parabolic” type and the large conference room in that same area. Main lobby to have parabolic lights.

Page 1.

9.4.	Lobby, Labs, Restrooms, Kitchens, Offices, and Conference Rooms shall have motion sensor activated lights with timers set to turn off after 30 minutes of no movement

9.5.	Hallways and cube areas shall have relay timer that turns off and on lights at a specified time

9.6.	Raise florescent lights in inventory area to specified height to clear shelving

10.	1 large conference rooms shall have in the floor in a location specified by Rackable the following: power outlet, telecom (2x phone, 1 ethernet), and cabling for ceiling mounted digital projector, and a power outlet in the ceiling for the projector.

11.	Door Hardware:

11.1.	Entire facility to be re-keyed per Rackable specification. (By EOP Or Tenant)

11.2.	Eight external man-doors to have door locking hardware (to be specified by Rackable) that supports electronic security system. Remaining external man-doors to have 3 point door locking and alarmed. See Note 4 for door hardware specifications.

11.3.	Two doors from stockroom to office area to have 3 point door locking and alarmed. See Note 4 for door hardware specifications.

11.4.	Fifteen internal doors to have door locking hardware (to be specified by Rackable) that supports electronic security system. See Note 4 for door hardware specifications.

11.5.	All exterior man doors and all non-office/conf. Room interior doors to be fitted with door closers. See Note 4 for door hardware specifications.

11.6.	All doors to have door stops that prevent damaging walls

11.7.	Install electric roll-up dock doors on 4 docks. Using existing Doors.

12.	Carpet & Paint

12.1.	Offices, Hallways, Conference Rooms, Cube Areas, Lobby shall be re-carpeted with 5 year rated cutpile carpet of at least 30oz, approved by Rackable. Install new molding along wall. Adjust doors as necessary.

12.2.	Repaint all new construction and non-manufacturing areas in 1933 space with up to 2 colors specified by Rackable

12.3.	Strip & wax all tile floors

13.	Labs and Demo Room:

13.1.	Demo Room: install six inch raised ESD floor

13.2.	Lab to have drop ceiling and ESD tile floor

13.3.	Lab doors to be 9 feet tall

14.	HVAC

14.1.	Zone/Rezone HVAC intake and output for appropriate air conditioning of all zones.

14.2.	Balance HVAC zones to prevent un-even heating and cooling in office areas.

14.3.	Review configuration of returns in MFG and adjust.

14.4.	Move the exhaust system ducts directly over the bum-in area of production.

14.5.	Network Equipment Room & Demo room to be on dedicated HVAC unit

14.7.	Lockable thermostats

14.8.	Proved Zone Map that shows which HVAC unit is attached to which rooms, and where the thermostat is located

15.	Lobby: Tall ceiling (same as current height) in the area directly to the left of the current lobby. Blend a soffet design like existing across into the left side. Ceiling can drop down to the existing height beyond the soffit. Architect to provide rendering for Rackable to approve.

2.

Note 1: ESD Floor Specifications

Koster’s VAP-2000 moisture barrier

Garland EPHBCR epoxy primer

Garland ESD-EP-1100HB with orange peal finish

5 year warranty

NOTE 2:

Kelley Mechanical Edge-of-Dock Dockleveler

Features

•	30,000 lb. capacities

•	Easy manual operation with convenient handle.

•	Broad working range.

•	Maintenance strut.

•	Reinforced bumpers.

NOTE 3: Electrical Bussway for burn-in area in manufacturing

Located approximated where shown on the drawing,

2 each 150Kva 20K rated transformers (but we need to plan/leave room for an additional 2 more)

2 each 30 foot runs of Starline B225 Busway connected to these transformers. The bussway shall be attached to 3 foot tall uni-strut.

http://www.uecorp.com/225-amp-busway.asp

3.

NOTE 4: Door Hardware

Door Number	Location	Hardware	Qty	Notes
1	1933 Main Entrance	Existing Magnetic Locks	2	Door Sticks – Magnetic Locks catch on mechanic lock
2	1933 Lobby Interior	Existing Electrified Lock	1	No change needed
3	1933 Lobby Interior	HES 5000 Series Electric Strike	1	Door doesn’t exist yet
4	1933 Network Room	HES 5000 Series Electric Strike	1	ANSI 4 7/8” Standard Strike Exists
5	1933 Hallway from Lobby	Von Duprin Model 99, Electrified	1	Needs Von Duprin EL Kit with Request to Exit Integrated & Electrified Hinge
6	1933 Telecom Closet	HES 5000 Series Electric Strike	1	ANSI 4 7/8” Standard Strike Exists
7	1933 Manufacturing #2 (SE)	Securitron M62 Magnetic Lock	1	Existing Jackson Exit Bar needs to be retrofitted with RQE Switch
8	1933 Demo Room	HES 5000 Series Electric Strike	1	ANSI 4 7/8” Standard Strike Exists
9	1933 Eng Lab	HES 5000 Series Electric Strike	1	ANSI 4 7/8” Standard Strike Exists
10	1933 Rear Shipping Door	Existing Electrified Schlage Lockset	1	No change needed
11	1933 Rear MFG Employee Entrance	Existing Electrified Von Duprin Model 99	2	No change needed
12	1933 Rear Receiving Door	Von Duprin Model 99, Electrified	1	Needs Von Duprin EL Kit with Request to Exit Integrated & Electrified Hinge
13	1971 rear Entrance	Existing Electrified Schlage Lockset	1	No change needed
14	1972 Main Entrance	Existing Electrified Von Duprin Model 99	2	No change needed
15	1971 Lab in Rear of Building	Von Duprin Model 99, Electrified	1	Needs Von Duprin EL Kit with Request to Exit Integrated & Electrified Hinge
16	1971 Storage	HES 5000 Series Electric Strike	1	Door doesn’t exist yet
17	1971 Lab in Front of Building	HES 5000 Series Electric Strike	1	ANSI 4 7/8” Standard Strike Exists
18	Chain Link Gate RMA Repair	Securitron M62 with Chain Link Gate Kit	1	Gate not exactly where shown on drwg, may be able to relocate from existing location
19	Chain Link Gate in Center (Left)	Securitron M62 with Chain Link Gate Kit	1	Gate not exactly where shown on drwg, may be able to relocate from existing location
20	Chain Link Gate in Center (Right)	Securitron M62 with Chain Link Gate Kit	1	Gate not exactly where shown on drwg, may be able to relocate from existing location
21	Chain Link Gate with Dutch Door	Securitron M62 with Chain Link Gate Kit	1	Gate not exactly where shown on drwg, may be able to relocate from existing location
22	Chain Link Gate into Receiving Area	Securitron M62 with Chain Link Gate Kit	1	Gate not exactly where shown on drwg, may be able to relocate from existing location
23	Chain Link Gate into Receiving (right)	Securitron M62 with Chain Link Gate Kit	1	Gate not exactly where shown on drwg, may be able to relocate from existing location
24	Alarm Exit Only – 15 second Delayed Egress	Detex ECL-8030 36	1	Exit Device with Alarm Sounder and 15 delay Egress
25	Alarm Exit Only – 15 second Delayed Egress	Detex ECL-8030 36	1	Exit Device with Alarm Sounder and 15 delay Egress

ALL	All Card Reader Doors should have door closures			Dorma model 8901 PA 689 Commercial Grade Closures

4.